EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

LAREDO PETROLEUM ANNOUCES 2014 FOURTH-QUARTER AND FULL-YEAR FINANCIAL AND OPERATING RESULTS

TULSA, OK - February 26, 2015 - Laredo Petroleum, Inc. (NYSE: LPI) (“Laredo” or “the Company”), today announced its 2014 fourth-quarter and full-year results. For the fourth quarter of 2014, the Company reported net income attributable to common stockholders of $201.3 million, or $1.40 per diluted share. Adjusted Net Income, a non-GAAP financial measure, for the fourth quarter of 2014 was $21.5 million, or $0.15 per diluted share. Adjusted EBITDA, a non-GAAP financial measure, for the fourth quarter of 2014 was $150.5 million. For the year ended December 31, 2014, the Company reported net income attributable to common stockholders of $265.6 million, or $1.85 per diluted share, Adjusted Net Income of $132.0 million, or $0.92 per diluted share, and Adjusted EBITDA of $597.8 million.
2014 Highlights

•	Increased Permian production volumes to a Company record 11.7 million barrels of oil equivalent (“MMBOE”) in 2014, on a two-stream basis, up approximately 29% from 2013

•	Increased Adjusted EBITDA to a Company record $597.8 million, up approximately 27% from 2013

•	Completed 80 operated horizontal wells and 115 operated vertical wells

•	Increased proved reserves to a Company record 247.3 MMBOE, an increase of approximately 21% from year-end 2013

•	Increased the pre-tax present value (“PV-10”), a non-GAAP financial measure, of the Company’s reserves to approximately $4.2 billion, up approximately 39% from year-end 2013

•
Completed an exploratory horizontal well in the Canyon formation with a peak 30-day average initial production (“IP”) rate of 1,151 barrels of oil per day (“BOE/D”), consisting of 74% liquids on a three-stream basis

•
Commenced operations on the 88-mile Medallion Wolfcamp Connector and Reagan Extension Pipeline, 49%-owned by Laredo Midstream Services (“LMS”), and participated in the expansion of the pipeline to third-party producers

Please see supplemental financial information at the end of this news release for reconciliations of these non-GAAP financial measures.

“During 2014, Laredo began the full-scale development of our Permian-Garden City asset, completing 80 horizontal wells, approximately 70% of which were stacked laterals on multi-well pads, resulting in 29% growth in production versus comparable 2013 volumes,” commented Randy A. Foutch, Laredo Chairman and Chief Executive Officer. “To support this concentrated development drilling, we completed the majority of our first and largest production corridor and began construction on three additional corridors. Our data-driven approach to development has made great progress as our Earth Model reservoir characterization process has been refined and will be utilized on a majority of the horizontal wells we expect to drill this year, with the potential of enhancing production rates and estimated ultimate recoveries. We believe the progress we have made in drilling stacked-laterals on multi-well pads, building the related infrastructure to support the drilling and modeling the reservoir to optimize the placement of horizontal wells is the result of our activities over the last three years and positions the Company to create long-term value in our Permian-Garden City asset.”
“As we enter 2015 in a challenging commodity price environment, our philosophy of hedging a meaningful amount of expected production and insisting on short-term service contracts has protected cash flow and enabled us to quickly and efficiently adjust our plans for the year. By the second half of 2015, we expect that our cash flows should be sufficient to fund capital expenditures.”
Operational Update
In the fourth quarter of 2014, Laredo continued to successfully execute the Company’s full-scale development plan for the Permian-Garden City asset. The Company completed 27 horizontal wells in five zones, including the first test of the Canyon formation. In the Company’s four initially targeted zones, 10 horizontal wells were completed in the Upper Wolfcamp, eight in the Middle Wolfcamp, four in the Lower Wolfcamp and four in the Cline, as well as 34 vertical wells. These activities produced a quarterly production record of 39,722 BOE/D, on a two-stream basis.
The Company completed its first horizontal well test in the Canyon formation, which is located stratigraphically between the Lower Wolfcamp and Cline. The Glass 22A - Aeromotor 27 #7SP, located in southern Glasscock County, Texas, recorded a peak 30-day average IP of 1,151 BOE/D, on a three-stream basis. Based on extensive data, including 3D seismic, cores, single-zone tests and petrophysical logs, Laredo believes the Canyon may be prospective on at least 50,000 net acres of the Company’s Permian-Garden City leasehold; however, significant additional drilling will be needed to confirm this potential. The Company anticipates drilling an additional horizontal test in the Canyon formation in 2015 to continue the process of delineating this zone and assessing its development potential.

Laredo is progressing with operational adjustments to align activity levels and costs with current commodity prices. The Company expects to reduce operated drilling rigs to two horizontal rigs and one vertical rig by the end of April and to maintain that level through the end of 2015. Service costs are decreasing as expected and the Company anticipates achieving savings of more than $50 million from the costs used to prepare the Company’s 2015 drilling and completion budget. Laredo has modified its 2015 well completions schedule to benefit from continuing service cost reductions and now anticipates completing approximately 12 horizontal wells in the first quarter of 2015, with approximately seven horizontal wells achieving a full month of peak production during the quarter.
In 2011, the Company introduced two-stream type curves and EUR’s for the Upper, Middle and Lower Wolfcamp and Cline shales, the four zones initially identified by Laredo for horizontal development. Effective January 1, 2015, Laredo will report production and proved reserves on a three-stream basis, meaning the natural gas liquids will be reported separately from crude oil and natural gas. The performance of the Company’s horizontal wells with lateral lengths greater than 6,000 feet and completed with at least 24 stages continue to support the Company’s type curves, as adjusted on a three-stream basis.

	Wells with 180 days of Production			Wells with 365 days of Production
Zone	No. of Wells	Avg. Cumulative Production per Well	% of Type Curve	No. of Wells	Avg. Cumulative Production per Well	% of Type Curve

	(long laterals)	(Three-stream MBOE)		(long laterals)	(Three-Stream MBOE)

Upper Wolfcamp	44	90.0	99%	29	149.6	104%
Middle Wolfcamp	17	84.4	105%	10	120.7	105%
Lower Wolfcamp	13	76.8	96%	6	142.2	112%
Cline	9	93.9	98%	6	134.1	95%
Table includes horizontal wells with completed lateral lengths >6,000 feet and at least 24 stages. Excludes four exploratory wells.
Earth Model
The economic and operational cornerstone of Laredo’s development process for its Permian-Garden City acreage has been the collection, analysis, interpretation and utilization of data. Valuable information has been aggregated by logging both vertical and horizontal wells, acquiring 3D seismic surveys, taking whole and sidewall cores and measuring production with single-zone tests and production logs. This information has previously been utilized by the Company to accelerate both the delineation of resource plays and to create value during the field development phase of the Permian-Garden City asset. This data is now being incorporated in the Company’s reservoir characterization process, which Laredo refers to as the “Earth Model.” Using more than 80 attributes, Laredo has developed a predictive relationship that correlates this data to production in the Upper, Middle and Lower Wolfcamp and Cline shales. History-matching of the model resulted in an average correlation coefficient between actual and predicted production of 85% for the four zones. Subsequent tests, in which Earth Model results were used in the drilling of seven horizontal wells, resulted in an average correlation coefficient greater than 95%. The Company expects to utilize the Earth Model in approximately 90% of its horizontal wells to be drilled in 2015 to place wells in optimum positions within each zone and to further optimize the overall development plan. Current modeling anticipates that horizontal wells drilled with Earth Model results could potentially enhance both initial production rates and EURs.
Laredo Midstream Services Update
The Company’s wholly-owned subsidiary, LMS, made progress in the build-out of the initial four production corridor infrastructure needed to accommodate Laredo’s plan to efficiently develop the Permian-Garden City asset with multi-zone, stacked-lateral drilling. LMS provided additional support to the Company through the construction of facilities required to support single-well pads, managing the Company’s Medallion Pipeline investment, in which the Company owns a 49% ownership interest, and providing optionality for the marketing of the Company’s oil, natural gas liquids and natural gas production.
During the fourth quarter of 2014, LMS continued construction of the water recycling facility in the seven-mile Reagan North Corridor. The corridor is designed to accommodate at least 450 horizontal wells. In the Reagan South Corridor, located in the contiguous, high working interest leasehold Laredo acquired in the third quarter of 2014, LMS commenced operations of natural gas gathering, natural gas lift and rig-fuel pipelines and the natural gas-lift compression facility. Additionally, LMS began construction of crude gathering, natural gas lift compression and water handling facilities in the JE Cox/Blanco Corridor, located in southern Glasscock County, Texas. Twelve horizontal well completions are expected to occur on this corridor in the first half of 2015.
Laredo exited the fourth quarter of 2014 with approximately 38% of Company-operated crude oil production being gathered on LMS’ pipelines. With the expected commissioning of the crude gathering system in the JE Cox/Blanco Corridor, Laredo expects that more than 50% of its operated crude oil production will be gathered on LMS-owned pipelines by year-end 2015, eliminating the cost, time delay and risk associated with product being trucked to market. In addition to the enhanced reliability of pipeline gathered oil production, the Company receives a wellhead pricing uplift of $0.95 per barrel and third-party gathering revenues of $0.75 per barrel from purchasers of our oil.
In the fourth quarter, LMS invested approximately $18 million in the Medallion Pipeline. The pipeline, which has an initial capacity of 65,000 barrels of oil per day (“BOPD”) and is expandable to 130,000 BOPD, began operations in the fourth quarter and Laredo has an initial commitment of delivering 10,000 gross

BOPD to the pipeline. Expansions of the pipeline to third-party producers are expected to become operational during the first quarter of 2015 and to result in additional volumes delivered to the pipeline. Plans to extend the pipeline to other third-party producers are being contemplated, potentially presenting additional investment opportunities and increasing the value of LMS’ equity stake.
Reserves
As previously reported, Laredo increased proved reserves, on a two-stream basis, to a Company record 247.3 MMBOE at year-end 2014, an increase of approximately 21% from year-end 2013, with oil representing approximately 57% of total proved reserves. Proved developed reserves increased approximately 47% from year-end 2013 to 105.6 MMBOE, representing approximately 43% of total proved reserves, up from 35% at year-end 2013. Year-end 2014 PV-10 increased approximately 39% from year-end 2013, to approximately $4.2 billion.
2014 Capital Program
During the fourth quarter of 2014, Laredo invested approximately $340 million in exploration and development activities, approximately $1 million in leasehold investments and approximately $32 million in pipelines and related infrastructure assets held by LMS. For full-year 2014, the Company invested approximately $1.09 billion in exploration and development activities, approximately $206 million in leasehold investments, approximately $119 million in pipelines and related infrastructure held by LMS and approximately $11 million in other capitalized costs.
2015 Capital Program
For 2015, Laredo has budgeted approximately $525 million in total capital expenditures, including approximately $430 million in drilling and completion activities, $35 million for facilities, $25 million for LMS and $35 million for land, seismic and other capitalized costs. Drilling and completion costs are expected to decline by approximately $50 million as service costs and drilling and completion activities align with commodity prices, resulting in a reduction of the anticipated drilling and completion budget to approximately $380 million. Total capital expenditures are expected to decline to $475 million, excluding potential additional LMS investments in the Medallion Pipeline.
Liquidity
At December 31, 2014, the Company had $300 million drawn on its senior secured credit facility, which has an aggregate elected commitment of $900 million and a borrowing base of $1.15 billion, as determined on the Company’s proved reserves at June 30, 2014. As of February 24, 2015, the Company had an outstanding balance under the Company’s senior secured credit facility of $435 million, resulting in availability of $465 million.
Commodity Derivatives
Laredo actively monitors its hedging program to mitigate the variability in its anticipated cash flow due to fluctuations in commodity prices. The Company utilizes a combination of puts, swaps and collars, none of which are three-way collars, to hedge its production. As of February 25, 2015, the Company has hedges in place for calendar year 2015 for 7,685,020 barrels of oil at a weighted-average floor price of $80.99 per barrel. The Company also has hedged 28,600,000 million British thermal units (“MMBtu”) of natural gas for calendar year 2015 at a weighted-average floor price of $3.00 per MMBtu. Additionally, the Company has entered basis swaps for the months of March 2015 through December 2015 for a total of 3,060,000 barrels of oil to hedge the Midland-West Texas Intermediate (“WTI”) basis differential at WTI less $1.95 per barrel.
For 2016, the Company has hedged 4,129,800 barrels of oil at a weighted-average floor price of $81.84 per barrel and 18,666,000 MMBtu of natural gas at a weighted-average floor price of $3.00 per MMBtu. Additionally, for 2017, the Company has hedged 2,628,000 barrels of oil at a weighted-average floor price of $77.22 per barrel.
2015 Guidance
The table below reflects the Company’s three-stream guidance for first-quarter 2015:

1Q-2015
Production (MMBOE)	4.1 - 4.3
Crude oil % of production	50%
Natural gas liquids % of production	25%
Natural gas % of production	25%

Price Realizations (pre-hedge, % of NYMEX):
Crude oil	~85%
Natural gas liquids	~25%
Natural gas	~70%

Operating Costs & Expenses:
Lease operating expenses ($/BOE)	$6.75 - $7.75
Midstream expenses ($/BOE)	$0.40 - $0.50
Production and ad valorem taxes (% of oil and gas revenue)	7.75%
General and administrative expenses ($/BOE)	$6.00 - $7.00
Depletion, depreciation and amortization ($/BOE)	$18.75 - $19.75

The Company’s continues to expect full-year 2015 production growth of greater than 12%, although the total production volumes implied by the growth rate will be larger as the Company’s fourth-quarter 2014 production exceeded anticipated volumes, resulting in a larger full-year 2014 production base.
Potential Transaction
As previously announced, we have engaged an adviser to assist with structuring potential transaction opportunities in a portion of our northern Permian-Garden City area and potentially additional operational locations in our southern area. Discussions with potential counter-parties are ongoing and have centered on terms associated with funding development opportunities; however, these discussions remain preliminary and no conclusions on size, structure or timing have been made and there can be no assurance that any transaction will occur.
Conference Call Details
Laredo has scheduled a conference call today at 9:00 a.m. CT (10:00 a.m. ET) to discuss its fourth-quarter and full-year 2014 financial and operating results and management’s outlook for the future, the content of which is not part of this earnings release. Participants may listen to the call via the Company’s website at www.laredopetro.com, under the tab for “Investor Relations.” The conference call may also be accessed by dialing 1-800-322-2803, using the conference code 34274416. International participants may access the call by dialing 1-617-614-4925, also using conference code 34274416. It is recommended that participants dial in approximately 10 minutes prior to the start of the conference call. A telephonic replay will be available approximately two hours after the call on February 26, 2015 through Thursday, March 5, 2015. Participants may access this replay by dialing 1-888-286-8010, using conference code 93828140.
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties primarily in the Permian Basin in West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.

Forward-Looking Statements
This press release and any oral statements made regarding the subject of this release, including in the conference call referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.

The preliminary results above are based on the most current information available to management. As a result, our final results may vary from these preliminary estimates. Such variances may be material; accordingly, you should not place undue reliance on these preliminary estimates.

General risks relating to Laredo include, but are not limited to, the risks described in its Annual Report on Form 10-K for the year ended December 31, 2014, and those set forth from time to time in other filings with the SEC. These documents are available through Laredo’s website at www.laredopetro.com under the tab “Investor Relations” or through the SEC’s Electronic Data Gathering and Analysis Retrieval System ("EDGAR") at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

The SEC generally permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions and certain probable and possible reserves that meet the SEC’s definitions for such terms. In this press release and the conference call, the Company may use the terms “resource potential” and “estimated ultimate recovery, or EURs,” each of which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially added to proved reserves, largely from a specified resource play. A resource play is a term used by the Company to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section, which, when compared to a conventional play, typically has a lower geological and/or commercial development risk. EURs are based on the Company’s previous operating experience in a given area and publicly available information relating to the operations of producers who are conducting operations in these areas. Unbooked resource potential or EURs do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil and natural gas prices, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals, negative revisions to reserve estimates and other factors as well as actual drilling results, including geological and mechanical factors affecting recovery rates. Estimates of unproved reserves may change significantly as development of the Company’s core assets provides additional data. In addition, our production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases.

Laredo Petroleum, Inc.
Condensed consolidated statements of operations

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues:
Oil and natural gas sales	$181,627	$153,331	$737,203	$664,844
Midstream service revenue	1,226	85	2,245	413
Sales of purchased oil	54,437	—	54,437	—
Total revenues	237,290	153,416	793,885	665,257
Costs and expenses:
Lease operating expenses	29,374	14,944	96,503	79,136
Production and ad valorem taxes	12,152	9,506	50,312	42,396
Midstream service expense	1,833	799	5,429	3,368
Natural gas volume commitment - affiliates	773	447	2,552	891
Costs of purchased oil	53,967	—	53,967	—
Drilling rig fees	527	—	527	—
General and administrative	21,760	25,162	106,044	89,696
Accretion of asset retirement obligations	508	321	1,787	1,475
Depletion, depreciation and amortization	79,869	47,225	246,474	233,944
Impairment expense	3,904	—	3,904	—
Total costs and expenses	204,667	98,404	567,499	450,906
Operating income	32,623	55,012	226,386	214,351
Non-operating income (expense):
Gain (loss) on derivatives:
Commodity derivatives, net	329,367	82,611	327,920	79,902
Interest rate derivatives, net	—	(1)	—	(24)
Income (loss) from equity method investee	(106)	94	(192)	29
Interest expense	(30,981)	(24,106)	(121,173)	(100,327)
Other	(850)	(1,979)	(3,082)	(2,847)
Non-operating income (expense), net	297,430	56,619	203,473	(23,267)
Income from continuing operations before income taxes	330,053	111,631	429,859	191,084
Income tax expense:
Deferred	(128,775)	(43,302)	(164,286)	(74,507)
Total income tax expense	(128,775)	(43,302)	(164,286)	(74,507)
Income from continuing operations	201,278	68,329	265,573	116,577
Income (loss) from discontinued operations, net of tax	—	(93)	—	1,423
Net income	$201,278	$68,236	$265,573	$118,000
Net income per common share:
Basic:
Income from continuing operations	$1.42	$0.48	$1.88	$0.88
Income (loss) from discontinued operations, net of tax	—	—	—	0.01
Net income per share	$1.42	$0.48	$1.88	$0.89
Diluted:
Income from continuing operations	$1.40	$0.48	$1.85	$0.87
Income (loss) from discontinued operations, net of tax	—	—	—	0.01
Net income per share	$1.40	$0.48	$1.85	$0.88
Weighted-average common shares outstanding:
Basic	141,464	140,766	141,312	132,490
Diluted	143,694	142,779	143,554	134,378

Laredo Petroleum, Inc.
Condensed consolidated balance sheets

(in thousands)	December 31, 2014	December 31, 2013
Assets:	(unaudited)	(unaudited)
Current assets	$365,253	$307,609
Net property and equipment	3,354,082	2,204,324
Other noncurrent assets	213,214	111,827
Total assets	$3,932,549	$2,623,760

Liabilities and stockholders' equity:
Current liabilities	$425,025	$253,969
Long-term debt	1,801,295	1,051,538
Other noncurrent liabilities	143,028	45,997
Stockholders' equity	1,563,201	1,272,256
Total liabilities and stockholders' equity	$3,932,549	$2,623,760

Laredo Petroleum, Inc.
Condensed consolidated statements of cash flows

	Three months ended December 31,		Year ended December 31,
(in thousands)	2014	2013	2014	2013
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$201,278	$68,236	$265,573	$118,000
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	128,775	43,318	164,286	75,288
Depletion, depreciation and amortization	79,869	47,225	246,474	234,571
Bad debt expense	342	—	342	653
Impairment expense	3,904	—	3,904	—
Non-cash stock-based compensation, net of amount capitalized	6,160	7,877	23,079	21,433
Accretion of asset retirement obligations	508	321	1,787	1,475
Mark-to-market on derivatives:
Gain on derivatives, net	(329,367)	(82,610)	(327,920)	(79,878)
Cash settlements received for matured derivatives, net	29,561	3,157	28,241	3,745
Cash settlements received for early terminations and modifications of derivatives, net	—	642	76,660	6,008
Change in net present value of deferred premiums for derivatives	50	78	220	462
Cash premiums paid for derivatives	(1,820)	(2,357)	(7,419)	(10,277)
Amortization of debt issuance costs	1,314	1,118	5,137	5,023
Write-off of debt issuance costs	—	—	124	1,502
Other	1,113	(169)	3,847	(831)
Cash flows from operations before changes in working capital	121,687	86,836	484,335	377,174
Changes in working capital	(32)	2,743	10,516	(17,677)
Changes in other noncurrent liabilities and fair value of performance unit awards	286	(288)	3,426	5,232
Net cash provided by operating activities	121,941	89,291	498,277	364,729
Cash flows from investing activities:
Capital expenditures:
Acquisitions of oil and natural gas properties	—	—	(6,493)	(33,710)
Acquisition of mineral interests	—	—	(7,305)	—
Oil and natural gas properties	(326,636)	(163,954)	(1,251,757)	(702,349)
Midstream service assets	(15,285)	(9,015)	(60,548)	(24,409)
Other fixed assets	(13,832)	(2,383)	(27,444)	(16,257)
Investment in equity method investee	(17,583)	—	(55,164)	(3,287)
Proceeds from dispositions of capital assets, net of costs	123	20,426	1,750	450,128
Net cash used in investing activities	(373,213)	(154,926)	(1,406,961)	(329,884)
Cash flows from financing activities:
Borrowings on Senior Secured Credit Facility	225,000	—	300,000	230,000
Payments on Senior Secured Credit Facility	—	—	—	(395,000)
Issuance of January 2022 Notes	—	—	450,000	—
Proceeds from issuance of common stock, net of offering costs	—	—	—	298,104
Other	(167)	(1,482)	(10,148)	(3,020)
Net cash provided (used) by financing activities	224,833	(1,482)	739,852	130,084
Net (decrease) increase in cash and cash equivalents	(26,439)	(67,117)	(168,832)	164,929
Cash and cash equivalents, beginning of period	55,760	265,270	198,153	33,224
Cash and cash equivalents, end of period	$29,321	$198,153	$29,321	$198,153

Laredo Petroleum, Inc.
Selected operating data

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Sales volumes:
Oil (MBbl)	2,189	1,360	6,901	5,487
Natural gas (MMcf)(1)	8,789	5,323	28,965	34,348
Oil equivalents (MBOE)(2)(3)	3,655	2,247	11,729	11,211
Average daily sales volumes (BOE/D)(3)	39,722	24,426	32,134	30,716
% Oil	60%	61%	59%	49%

Average sales prices:
Oil, realized ($/Bbl)(4)	$65.05	$89.74	$82.83	$90.16
Natural gas, realized ($/Mcf)(4)	4.46	5.88	5.72	4.95
Average price, realized ($/BOE)(4)	49.70	68.24	62.86	59.29
Oil, hedged ($/Bbl)(5)	77.25	90.58	85.77	88.68
Natural gas, hedged ($/Mcf)(5)	4.58	5.77	5.73	4.98
Average price, hedged ($/BOE)(5)	57.30	68.49	64.62	58.66

Average costs per BOE sold:
Lease operating expenses	$8.04	$6.65	$8.23	$7.06
Production and ad valorem taxes	3.32	4.23	4.29	3.78
Midstream service expense	0.50	0.36	0.46	0.30
General and administrative(6)	5.95	11.20	9.04	8.00
Depletion, depreciation and amortization	21.85	21.02	21.01	20.87
Total	$39.66	$43.46	$43.03	$40.01
_______________________________________________________________________________

(1)
Excludes natural gas produced and consumed in operations of 86 and 169 MMcf for the three months and year ended December 31, 2014, respectively. There were no comparable amounts for the three months or year ended December 31, 2013.

(2)	Bbl equivalents are calculated using a conversion rate of six Mcf per one Bbl.

(3)	The volumes presented are based on actual results and are not calculated using the rounded numbers in the table above.

(4)
Realized oil and natural gas prices are the actual prices realized at the wellhead after all adjustments for natural gas liquid content, quality, transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price at the wellhead. The prices presented are based on actual results and are not calculated using the rounded numbers presented in the table above.

(5)
Hedged prices reflect the after-effect of our commodity hedging transactions on our average sales prices. Our calculation of such after-effects include current period settlements of matured commodity derivatives in accordance with GAAP and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to instruments that settled in the period. The prices presented are based on actual results and are not calculated using the rounded numbers presented in the table above.

(6)
General and administrative includes non-cash stock-based compensation, net of amount capitalized, of $6.2 million and $7.9 million for the three months ended December 31, 2014 and 2013, respectively, and $23.1 million and $21.4 million for the years ended December 31, 2014 and 2013, respectively. Excluding stock-based compensation, net of amount capitalized, from the above metric results in general and administrative cost per BOE sold of $4.27 and $7.69 for the three months ended December 31, 2014 and 2013, respectively, and $7.07 and $6.09 for the years ended December 31, 2014 and 2013, respectively.

Laredo Petroleum, Inc.
Costs incurred

Costs incurred in the acquisition, exploration and development of oil and natural gas assets are presented below for the periods presented:

	Three months ended December 31,		Year ended December 31,
(in thousands)	2014	2013	2014	2013
	(unaudited)		(unaudited)
Property acquisition costs:
Evaluated	$—	$—	$3,873	$9,652
Unevaluated	—	—	9,925	27,087
Exploration(1)	24,931	19,518	242,284	48,763
Development costs(2)	315,646	182,843	1,049,317	654,452
Total costs incurred	$340,577	$202,361	$1,305,399	$739,954
_______________________________________________________________________________
(1) The Company acquired significant leasehold interests during the year ended December 31, 2014.
(2)        The costs incurred for oil and natural gas development activities include $3.8 million and $4.8 million in asset retirement obligations for the three months ended December 31, 2014 and 2013, respectively, and $6.9 million and $6.8 million for the years ended December 31, 2014, and 2013, respectively.

Laredo Petroleum, Inc.
Supplemental reconciliation of GAAP to non-GAAP financial measure
(Unaudited)
Non-GAAP financial measures
The non-GAAP financial measures of Adjusted Net Income, Adjusted EBITDA and PV-10, as defined by us, may not be comparable to similarly titled measures used by other companies. Therefore, these non-GAAP measures should be considered in conjunction with net income and other performance measures prepared in accordance with GAAP, such as operating income or cash flow from operating activities. Adjusted Net Income, Adjusted EBITDA or PV-10 should not be considered in isolation or as a substitute for GAAP measures, such as net income or loss, operating income, standardized measure of discounted future net cash flows or any other GAAP measure of liquidity or financial performance.
Adjusted Net Income
Adjusted Net Income is a non-GAAP financial measure used by the Company to evaluate performance, prior to impairment of long-lived assets, gains or losses on derivatives, cash settlements of matured commodity derivatives, cash settlements on early terminated commodity derivatives, gains or losses on disposals of assets, write-off of debt issuance costs and bad debt expense.
The following presents a reconciliation of net income to Adjusted Net Income:

	Three months ended December 31,		Year ended December 31,
(in thousands, except for per share data, unaudited)	2014	2013	2014	2013
Net income	$201,278	$68,236	$265,573	$118,000
Plus:
Gain on derivatives, net	(329,367)	(82,610)	(327,920)	(79,878)
Cash settlements received for matured commodity derivatives, net	29,561	3,158	28,241	4,046
Cash settlements received for early terminations and modifications of commodity derivatives, net	—	642	76,660	6,008
Impairment expense	3,904	—	3,904	—
Loss on disposal of assets, net	834	2,056	3,252	1,508
Write-off of debt issuance costs	—	—	124	1,502
Bad debt expense	342	—	342	653
	(93,448)	(8,518)	50,176	51,839
Income tax adjustment(1)	114,943	27,631	81,851	23,818
Adjusted Net Income	$21,495	$19,113	$132,027	$75,657

Adjusted Net Income per common share:
Basic	$0.15	$0.14	$0.93	$0.57
Diluted	$0.15	$0.13	$0.92	$0.56
Weighted-average common shares outstanding:
Basic	141,464	140,766	141,312	132,490
Diluted	143,694	142,779	143,554	134,378
_______________________________________________________________________________

(1)
The income tax adjustment for the three and twelve months ended December 31, 2014 is calculated by applying the estimated annual effective tax rate of 39% and 38%, respectively. The income tax adjustment for the three and twelve months ended December 31, 2013 is calculated by applying the estimated annual effective tax rate of 36%.

Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that we define as net income or loss plus adjustments for interest expense, depletion, depreciation and amortization, impairment of long-lived assets, write-off of debt issuance, bad debt expense, gains or losses on disposal of assets, gains or losses on derivatives, cash settlements of matured commodity derivatives, cash settlements on early terminated commodity derivatives, premiums paid for derivatives that matured during the period, non-cash stock-based compensation and income tax expense or benefit. Adjusted EBITDA provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Adjusted EBITDA does not represent funds available for discretionary use because those funds are required for debt service, capital expenditures and working capital, income taxes, franchise taxes and other commitments and obligations. However, our management believes Adjusted EBITDA is useful to an investor in evaluating our operating performance because this measure:

•
is widely used by investors in the oil and natural gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the effect of our capital structure from our operating structure; and

•	is used by our management for various purposes, including as a measure of operating performance, in presentations to our board if directors, as a basis for strategic planning and forecasting.
There are significant limitations to the use of Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect our net income or loss, the lack of comparability of results of operations to different companies and the different methods of calculating Adjusted EBITDA reported by different companies. Our measurements of Adjusted EBITDA for financial reporting as compared to compliance under our debt agreements differ.
The following presents a reconciliation of net income from continuing and discontinued operations to Adjusted EBITDA:

	Three months ended December 31,		Year ended December 31,
(in thousands, unaudited)	2014	2013	2014	2013
Net income	$201,278	$68,236	$265,573	$118,000
Plus:
Interest expense	30,981	24,106	121,173	100,327
Depletion, depreciation and amortization	79,869	47,225	246,474	234,571
Impairment expense	3,904	—	3,904	—
Write-off of debt issuance costs	—	—	124	1,502
Bad debt expense	342	—	342	653
Loss on disposal of assets, net	834	2,056	3,252	1,508
Gain on derivatives, net	(329,367)	(82,610)	(327,920)	(79,878)
Cash settlements received for matured commodity derivatives, net	29,561	3,158	28,241	4,046
Cash settlements received for early terminations and modifications of commodity derivatives, net	—	642	76,660	6,008
Premiums paid for derivatives that matured during the period(1)	(1,820)	(2,611)	(7,419)	(11,292)
Non-cash stock-based compensation, net of amount capitalized	6,160	7,877	23,079	21,433
Income tax expense	128,775	43,318	164,286	75,288
Adjusted EBITDA	$150,517	$111,397	$597,769	$472,166
_______________________________________________________________________________
(1) Reflects premiums incurred previously or upon settlement that are attributable to instruments settled in the respective periods presented.

PV-10
PV-10 is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas assets. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas assets. However, PV-10 is not a substitute for the standardized measure of discounted future net cash flows. Our PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

(in billions, unaudited)	December 31, 2014
Pre-tax PV-10	$4.2
Present value of future income taxes discounted at 10%	(1.0)
Standardized measure of discounted future net cash flows	$3.2

# # #

Contact:
Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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